Exhibit 24

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints Julia Butler, Megan Gaul, Lori Hoffman, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution among each of the persons appointed herein, for him or her in his or her name, place and stead, in any and all capacities, to sign (i) any and all registration statements of KKR Real Estate Select Trust Inc., and any amendments or supplements thereto and all instruments necessary or incidental in connection therewith, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, and (ii) any statement of beneficial ownership on Form 3, 4 or 5 to be filed with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney shall be valid from the date hereof until revoked by me.

Date: April 8, 2025

By: /s/ James Amler
Name: James Amler Title: Chief Compliance Officer